Exhibit 10.5

The Cigna Group

Cigna Long-Term Incentive Plan: Restricted Stock Grant Agreement

The Cigna Group (“Cigna”) has granted you the number of shares of restricted stock of Cigna set forth below in this Restricted Stock Grant Agreement (“Restricted Stock Grant” or “Grant”) under the Cigna Long-Term Incentive Plan (“Plan”). The date of your Restricted Stock Grant (“Grant Date”) and the dates on which your Grant is scheduled to vest (“Vesting Dates”) are also indicated below. The award is subject to the provisions of the Plan and the Terms and Conditions below.

The award of Shares pursuant to this Restricted Stock Grant is expressly conditioned on your acceptance of the terms and conditions of this Grant and of the attached Confidentiality, Non-Competition and Non-Solicitation Agreement (or, with respect to Cigna company employment in California, the attached Confidentiality and Non-Solicitation Agreement) (as applicable, the “Covenant Agreement”). You should carefully read all the terms and conditions of this Restricted Stock Grant and the attached Covenant Agreement and be sure you understand what they say and what your responsibilities and obligations are before you click on the ACCEPT button to acknowledge and agree to this Grant.

If you are not willing to agree to all of the Grant and Covenant Agreement terms and conditions, do not accept the Grant and do not click the ACCEPT button for the Restricted Stock Grant Acknowledgment and Agreement. If you do not accept the Grant, you will not receive the benefits of the Grant.

If you do click on the ACCEPT button, you are accepting and agreeing to all of the terms and conditions of this Restricted Stock Grant and the Covenant Agreement, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions.

Participant:
Grant Type:
Plan Name: Cigna Long-Term Incentive Plan

Grant Date:
Total Granted:
Grant Price: (USD)

Vesting Schedule: Please refer to Appendix: Vesting Schedule on the last page of this document

In addition to this Restricted Stock Grant and the attached Covenant Agreement, you should also read the Plan Document and Key Contacts and Reference Materials document (attached to the Plan) and indicate that you have done so and agree to the terms of all documents attached to this Grant by checking the appropriate box in the online grant acceptance process. The Key Contacts and Reference Materials document contains information on how to get important stock award information (such as the Plan Prospectus, Tax Considerations and Cigna's Securities Transactions and Insider Trading Policy) and whom to contact if you have questions.

Please be aware that the Cigna Securities Transactions and Insider Trading Policy places restrictions on your transactions in Cigna securities and requires certain Cigna employees to obtain advance permission from the Corporate Secretary before executing transactions in Cigna securities.

If you have questions about your award, please contact Cigna Shareholder Services by email at shareholderservices@evernorth.com or by phone at 215.761.3516.

Important Notice: Restricted Stock Grant and Covenant Agreement Acknowledgment and Agreement

By clicking on the ACCEPT button, I:

Acknowledge and represent to Cigna that I have:
1.    received the Restricted Stock Grant, the Terms and Conditions of the Restricted Stock Grant and the Covenant Agreement;
2.    read and understand their terms and conditions, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions; and
3.    received answers to any questions I had about the Grant, the Terms and Conditions of the Grant and the Covenant Agreement and their respective terms and conditions, including the applicable restrictive covenants.

Scroll down for the TERMS AND CONDITIONS of the Restricted Stock Grant.

TERMS AND CONDITIONS OF YOUR [YEAR]
RESTRICTED STOCK GRANT

These Terms and Conditions are an important part of your grant of Restricted Stock from The Cigna Group (Cigna). The terms of your Restricted Stock grant are in: (a) the electronic Restricted Stock Grant Agreement above, (b) these Terms and Conditions, (c) the Covenant Agreement and (d) the applicable Plan provisions.
Certain words in this document with first letters capitalized are defined in the Restricted Stock Grant Agreement above, these Terms and Conditions or Article 2 of the Plan. This grant is void if you are not an employee of Cigna or a Subsidiary (a Cigna company) on the Grant Date.

1.    Restricted Stock; Restrictions
Shares of Restricted Stock (Shares) are regular shares of Cigna Common Stock, but they are subject to certain Restrictions. The Restrictions are:
(a)     You cannot sell or transfer the Shares to anyone during the Restricted Period; and
(b)     Unless an exception applies or unless otherwise determined by the Committee or its designee, you will forfeit (lose your right to) the Shares if you have a Termination during the Restricted Period.
Article 7 of the Plan describes these Restrictions in more detail. In addition, you must also comply with all the other terms and conditions of this grant and the Covenant Agreement.

2.    Restricted Period; Vesting
The Restricted Period starts on the Grant Date and ends on the Vesting Date. The Restrictions on the Shares will end (your Shares will vest) on the applicable Vesting Date subject to the terms and conditions of this grant and the Covenant Agreement.
Your Shares will vest in accordance with the Vesting Schedule set forth on the Appendix to this Restricted Stock Grant Agreement. Your vesting date may be earlier than the Vesting Date(s) shown on the Appendix (see paragraph 3).

Unless otherwise determined by the Committee or its designee, your Shares will vest on the applicable Vesting Date if you are on a leave of absence on such date.

3.    Early or Continued Vesting

In certain situations your vesting date may be earlier than the Vesting Dates described in the Appendix or your Shares will continue to vest after your Termination date:
(a)    The Shares will vest upon your Termination if it is a Termination Upon a Change of Control or is due to your death or Disability.
(b)    The Shares may continue to vest following your Termination if:
(1)     It is due to your Early Retirement or Retirement;

(2)     The date of Termination due to your Early Retirement or Retirement is at least six (6) months after the Grant Date, provided that this requirement may be waived by (i) Cigna's Senior Human Resources Officer in certain limited and unanticipated circumstances, or (ii) with respect to the CEO or any executive officer who is subject to the requirements of Section 16(a) of the Exchange Act (“Executive Officer”), the Committee;
(3)    You will not be receiving severance pay from any Cigna company (whether under any severance benefit plan or any contract, agreement or arrangement);
(4)     You continue to comply with the terms and conditions of the Covenant Agreement and any other restrictive covenant agreement(s) applicable to you during the continued vesting period; and
(5)    The Committee or its designee (including Cigna’s Senior Human Resources Officer) approves the continued vesting before your Termination.
    If you want to be considered for continued vesting when you retire, you should review the “Ready to Retire” page on HR Central for more information or contact Cigna Shareholder Services (shareholderservices@evernorth.com) if you have questions. You must submit your consideration request far enough in advance of your retirement so there is time to process your request.

    A Termination resulting from a Cigna divestiture, outsourcing or other business transaction where you become employed by the buyer, vendor or other entity involved in the transaction will not constitute a Retirement or Early Retirement under this paragraph 3(b).

(c)    If your Termination is an Involuntary Termination, you will continue to vest in the Shares for a period of twelve (12) months following the date of your Involuntary Termination as if you had remained employed for such twelve (12) month period. For example, if the date of your Involuntary Termination is June 1, 2026 you will vest in any Shares scheduled to vest on or before June 1, 2027 on the otherwise scheduled Vesting Date.

    The continued vesting described in this paragraph 3(c) is subject to (and contingent upon) your ongoing compliance with the terms and conditions of the Covenant Agreement and any other restrictive covenant agreement(s) applicable to you during the continued vesting period.

    A Termination resulting from a Cigna divestiture, outsourcing or other business transaction where you become employed by the buyer, vendor or other entity involved in the transaction will not constitute an Involuntary Termination under this paragraph 3(c).

(d)    If approved by (1) Cigna's Senior Human Resources Officer or his or her designee, or (2) the Committee (with respect to the CEO or any Executive Officer) before your Termination, your Shares may continue to vest following your Termination if you (i) continue to provide services to Cigna as a consultant or contractor, and (ii) continue to comply with the terms and conditions of the Covenant Agreement and any other restrictive covenant agreement(s) applicable to you during the continued vesting period.

    The continued vesting period, if any, under this paragraph 3(d) shall be equal to the period of your continued services to Cigna as a consultant or contractor.

    Unless otherwise determined by the Committee, the continued vesting period described in this paragraph 3(d) will immediately cease on the date that you stop providing services to Cigna as a consultant or contractor, regardless of the reason your consulting or contracting services terminated. The foregoing notwithstanding, if your consulting or contracting services to Cigna end due to your death or Disability, the shares will vest on the date your services end.

(e)    For avoidance of doubt, the continued vesting described in paragraphs 3(b), 3(c) and 3(d) above is expressly subject to (and contingent upon) your ongoing compliance with the Covenant Agreement and any other restrictive covenant agreement(s) applicable to you during the continued vesting period. If a Violation (as defined below) occurs or is discovered following your Termination, then, in addition to any other remedies available to Cigna under this Restricted Stock Grant or the Covenant Agreement, any then unvested Shares shall be immediately and automatically forfeited.
4.    Voting Rights; Dividends
(a)    You have the right to vote the Shares. If you forfeit a Share, you will also forfeit the right to vote the Share.
(b)    You have the right to receive dividends on the Shares. Dividends paid on the Shares during the Restricted Period will be held by Cigna. Subject to the forfeiture provisions of paragraph 4(c) and except as set forth below, your right to receive accumulated dividends on a Share will vest on the scheduled Vesting Date for the Share described in the Appendix (Scheduled Vesting Date). Once a Share vests, your right to future dividends on the Share, and the method of payment, will be the same as for any other Cigna shareholder.
If your Termination qualifies for early vesting under paragraph 3(a) above, your right to receive accumulated dividends on a Share will vest upon your Termination date (instead of on the Scheduled Vesting Date). For avoidance of doubt, if you have a Termination before the Scheduled Vesting Date as described in paragraphs 3(b)-(d) above, your right to receive accumulated dividends on a Share will vest on the Scheduled Vesting Date unless the Share is otherwise forfeited before the Scheduled Vesting Date.
(c)    If you forfeit a Share, you will also forfeit the right to any accumulated and future dividends related to the Share.
(d)    Vested accumulated dividends, less applicable taxes withheld, will be paid to you in a lump sum within 70 days after the Scheduled Vesting Date. If your Termination qualifies for early vesting under paragraph 3(a) above, vested accumulated dividends, less applicable taxes withheld, will be paid to you in a lump sum within 70 days after your Termination. Cigna will not pay any interest on the accumulated dividends.

5.    Taxes at Vesting
When the Shares vest or there is otherwise a taxable event, you must satisfy any required tax withholding obligation. Cigna reserves the right to withhold enough Shares to cover all or part of any applicable tax withholding. However, if section 83(b) of the Code applies to you and you make a timely election under that provision, you must make an immediate cash payment to satisfy any required tax withholding obligation.

Please note that a taxable event with respect to the Shares may occur prior to the applicable Vesting Date for such Shares if you continue to vest in the Shares following your Termination pursuant to paragraph 3 above and there is no longer a “substantial risk of forfeiture” under section 83(a)(1) of the Code. For example, if you continue to vest in the Shares pursuant to your Retirement under paragraph 3(b), any Shares that remain unvested on the date that you are no longer subject to a “substantial risk of forfeiture” (typically, the date you are no longer subject to a non-compete restriction) will immediately become taxable and Cigna reserves the right to withhold enough Shares to cover all or part of any applicable tax withholding under this paragraph 5.

6.    Book-Entry Shares; Sale of Shares
(a)    Cigna (or a custodian appointed by Cigna) will hold your Shares before and after vesting in book-entry form in a Stock Account. That is, a record of your Share ownership will be kept electronically.
(b)    You may generally sell or transfer vested Shares at any time, but your right to sell the Shares after they vest may be limited by Cigna. This right is subject to the terms of Cigna's Securities Transactions and Insider Trading Policy, and Cigna reserves the right, for any reason at any time, to suspend or delay action on any request you make to sell the Shares.

7.    Conditions of Grant
(a)    By accepting the grant, you are agreeing:
    (1)     to the Inventions provision in paragraph 7(b);
    (2)    to the restrictions contained in the attached Covenant Agreement and in paragraph 7(c)(2) below (such restrictions collectively, the “Promises”);
    (3)    to notify Cigna if you accept an offer to perform services for any individual or entity while you are subject to the non-competition Promise under the Covenant Agreement. Such notice shall be provided by email to noncompete@evernorth.com within 10 days of your acceptance of the offer and shall identify the individual or entity and your anticipated start date;
    (4)    to disclose the terms of the Promises (including, without limitation, the Promises related to non-solicitation and non-competition) and the consequences of a Violation to any individual or entity for whom you perform services during the 12 month period immediately following your Termination; and
    (5)    not to engage in any activity that would constitute a Violation (as defined below).
    You understand and agree that the conditions of the grant set forth in this paragraph 7(a) are a material part of the inducement for Cigna's granting you the Shares and essential pre-conditions to your eligibility to exercise any rights associated with the Shares and retain any benefit from the vesting of the Shares.

    The award of Shares pursuant to this Restricted Stock Grant is expressly conditioned on your acceptance of the terms and conditions of this Grant and of the attached Covenant Agreement. If you decide to accept this Restricted Stock Grant, you are accepting and agreeing to all of the terms and conditions of this Grant and of the attached Covenant Agreement, which include, among other things, restrictive covenants such as non-competition, customer and employee non-solicitation and non-disclosure provisions and litigation cooperation and intellectual property assignment and assistance provisions.
    You should review the terms of this Grant and the Covenant Agreement carefully to ensure that you understand what they say and what your responsibilities and obligations are before you click on the accept button to acknowledge and agree to this Grant.
(b)     Inventions
    (1)    You hereby assign and promise to assign to Cigna companies or their designee, all your right, title, and interest in and to any and all current and future Inventions. You acknowledge that all original works of authorship which you make (whether alone or jointly with others) within the scope of your Cigna company employment and which are protectable by copyright are “works made for hire,” as defined in the United States Copyright Act.
    (2)    You agree to (i) maintain and make available adequate current records, including electronic records, notes, sketches and drawings, of all Inventions you make, and (ii) disclose such Inventions in writing upon request. These records will remain the property of Cigna companies.
    (3)    If in the course of your Cigna company employment, you incorporate a Prior Invention into any Cigna company work product, you grant Cigna companies a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to use the Prior Invention as part of or in connection with the work product. Within 45 days after the date of this grant, you agree to notify Cigna Shareholder Services (shareholderservices@evernorth.com) of any Prior Inventions that you are not assigning under this paragraph 7(b).
    (4)    “Inventions” means any and all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets, or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you have or will solely or jointly conceive, develop, reduce to practice, or fix during your Cigna company employment.
    (5)    “Prior Inventions” means all inventions, original works of authorship, developments, concepts, sales methods, improvements, trade secrets or similar intellectual property, whether or not patentable or registrable under copyright or similar laws, that relate to any Cigna company’s current or proposed business, work products or research and development which you conceived, developed, reduced to practice or fixed before your Cigna company employment and which belong to you.
(c)    Violation
You will engage in a “Violation” if, directly or indirectly, you engage in any willful misconduct as described in paragraph 7(c)(1) below, or you break any of the Promises.
(1)    Willful Misconduct:

(A)    You have a Termination initiated by a Cigna company because you engaged in conduct that constitutes a gross violation of Cigna's Code of Ethics and Principles of Conduct or other employment policies.
(B)    You do anything else while an employee of any Cigna company that is not discovered by the company until after your Termination and that would, if you had still been employed at the time of the discovery, be reason for your Termination for willful misconduct, as described above.
(2)    Promise to Assist with Patent and Copyright Registrations:
(A)    You Promise that, during your Cigna company employment and after your Termination, you will assist Cigna companies, should they request and at Cigna's expense, to secure their rights (including any copyrights, patents, trademarks or other intellectual property rights) in or relating to the Inventions in any and all countries, including by:
(i)disclosing to Cigna companies all pertinent information and data; and
(ii)executing all applications, assignments or other instruments necessary to apply for and obtain these rights and assign them to Cigna companies.
8.    Consequences of a Violation: Payment to Cigna
Important: This paragraph 8 is not Cigna's only remedy for a Violation. Cigna may seek any additional legal or equitable remedy, including as described in the Covenant Agreement.
(a)    You will immediately forfeit all unvested Shares if you engage in any Violation at any time.
(b)    You must immediately make the Payment described in paragraph 8(c) to Cigna in the manner described in paragraph 8(d) if:
(1)    You engage in a Violation of the non-competition or non-solicitation restrictions of the Covenant Agreement; or
(2)    You engage in a Violation described in paragraph 7(c)(1) (willful misconduct) or any other Violation (e.g. you disclose Cigna company Confidential Information in violation of the Covenant Agreement) at any time.
(c)    “Payment” is the value you realize from any Shares that vest during the 12-month period prior to the date of your Termination and thereafter. The Payment will equal:
(1)    The number of Shares that vest during the applicable period;
        multiplied by
(2)    The Fair Market Value of those Shares on their Vesting Date;
        plus
(3)    The total amount of all dividends, if any, paid to you on those Shares through the date of the Payment.
(d)    Cigna will recover the Payment from you by any means permitted by applicable law, at the sole discretion of Cigna management, including but not limited to any or all of the following methods:

(1)    If you have any Shares in a Stock Account or in any other account in book-entry form when a Violation occurs, Cigna will take back from you the whole number of Shares that has a total Fair Market Value as of the date of the Violation up to, but not more than, the Payment amount.
(2)    Cigna will, to the extent permitted by applicable law, reduce:
(A)    The amount of any payments that any Cigna company owes you for any reason (including without limit any payments owed to you under any nonqualified retirement, deferred compensation or other plan or arrangement) by
(B)    The Payment amount.
    This reduction will not occur until the date a future payment to you is due.
(3)    Cigna will send you a written notice and demand for all or part of any Payment amount. Within 30 days after you receive that notice and demand, you must make the Payment to Cigna.

(e)    (1)    If you were an Executive Officer at any time during the 24-month period before the date of a Violation of the Covenant Agreement, the Committee will have the sole discretion to waive your obligation to make all or any part of the Payment (described in this paragraph 8) and to impose conditions on any waiver.
(2)    If you are in Career Band 6 or higher on your Termination date but not subject to paragraph 8(e)(1) above, Cigna's Restrictive Covenant Review Committee will have the sole discretion to waive your obligation to make all or any part of the Payment (described in this paragraph 8) and to impose conditions on any waiver.
(3)    Otherwise, Cigna's Senior Human Resources Officer, or his or her designee, will have the sole discretion to waive your obligation to make all or any part of the Payment and to impose conditions on any waiver.
(4)    Determinations of the Committee, the Restrictive Covenant Review Committee, or Cigna's Senior Human Resources Officer (or his or her designee), will be final and binding on all parties.

9.    Consequences of a Violation: Designation of Cigna as Agent and Attorney-in-Fact for Inventions
You agree that:
(a)    If Cigna Companies are unable to obtain your signature on any instruments needed to secure their rights in or relating to the Inventions pursuant to paragraph 7(c)(2)(A); then
(b)    You hereby appoint Cigna companies and their duly authorized officers as your agents and attorneys in fact to act for and on your behalf to execute and file any documents and take other actions as may be necessary for Cigna companies to secure those rights.
10.    Agreeing to Assume Risks
Cigna, its stock plan administrator and its transfer agent will try to process your stock transaction requests in a timely manner; however, Cigna makes no promises or guarantees to you relating to the market price of the Shares or to the time it may take to act on your request to sell the Shares. By accepting this Restricted Stock grant:

(a)    You acknowledge that the action you request may not be completed until several days after you submit it.
(b)    You agree to assume the risks, including the risk that the market price of the Shares may change, related to delays described in paragraph 10(a) between the time you ask for any Shares to be sold and the time your Shares are actually sold.
11.    Applicable Law
You understand and agree that, except as otherwise provided in the Covenant Agreement, the terms and conditions of this Restricted Stock Grant and all determinations made under the Restricted Stock Grant Agreement, the Plan, and these Terms and Conditions will be interpreted under the laws of the State of Delaware, without regard to its conflict of laws rule.
For the avoidance of doubt, the terms and conditions of the Covenant Agreement and all determinations made under the Covenant Agreement will be interpreted under applicable state law as set forth in the Covenant Agreement.
12.    Arbitration
Except as otherwise provided in the Covenant Agreement, if you have an agreement with Cigna to arbitrate employment-related disputes, you agree to resolve any disputes relating to this Restricted Stock Grant through arbitration.
13.    Acceptance
If you disagree with any of these Terms and Conditions or the terms and conditions of the Covenant Agreement, YOU MUST NOT ACCEPT THE RESTRICTED STOCK GRANT. If you sign the Restricted Stock Grant or the Covenant Agreement, or acknowledge your acceptance electronically or otherwise, you will be:
(a)     Agreeing to all the terms and conditions of the Restricted Stock Grant and of the Covenant Agreement, including the Inventions provision in paragraph 7(b) and all of the Promises;
(b)     Warranting and representing to Cigna that you are, and will remain, in full compliance with all applicable terms and conditions;
(c)     Authorizing Cigna to recover the Payment described in paragraph 8 and to seek any other available remedy pursuant to the Covenant Agreement, if you engage in a Violation; and

(d)    Appointing Cigna as your agent and attorney-in-fact to secure rights with respect to Inventions if unable to obtain your signature as described in paragraph 9.

[Year] US RSG Grant Agreement including Terms and Conditions